Exhibit 10.1

EXECUTION VERSION

MONSTER WORLDWIDE, INC.

(a Delaware corporation)

$125,000,000

3.50% Convertible Senior Notes due 2019

PURCHASE AGREEMENT

Dated:  October 16, 2014

Monster Worldwide, Inc.

(a Delaware corporation)

$125,000,000

3.50% Convertible Senior Notes due 2019

PURCHASE AGREEMENT

October 16, 2014

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

One Bryant Park

New York, New York  10036

as Representative of the several Initial Purchasers

Ladies and Gentlemen:

Monster Worldwide, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the “Representative”), with respect to (i) the sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $125,000,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2019 (the “Initial Securities”) and (ii) the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option to purchase all or any part of an additional $18,750,000 aggregate principal amount of its 3.50% Convertible Senior Notes due 2019 (the “Option Securities” and, together with the Initial Securities, the “Securities”) to cover overallotments.  The Securities are to be issued pursuant to an indenture dated as of October 22, 2014 (the “Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). The Securities will be convertible into cash, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or a combination thereof, as set forth, and subject to the limitations contained, in the Indenture.

In connection with the offering of the Initial Securities, the Company is separately entering into a capped call transaction with an affiliate of Merrill Lynch (the “Counterparty”) pursuant to a capped call confirmation (the “Base Capped Call Confirmation”) to be dated the date hereof, and in connection with the issuance of any Option Securities, the Company and the Counterparty may enter into an additional capped call confirmation (the “Additional Capped Call Confirmation”) dated the date on which the option granted to the Initial Purchasers pursuant to Section 2(b) to purchase such Option Securities is exercised (such Additional Capped Call Confirmation, together with the Base Capped Call Confirmation, the “Capped Call Confirmations”).

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell,

subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered.  The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom to persons who are reasonably believed to be qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the 1933 Act (“Rule 144A”).  Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A of the rules and regulations promulgated under the 1933 Act (the “1933 Act Regulations”) by the Securities and Exchange Commission (the “Commission”)).

The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated October 15, 2014 prior to the Applicable Time (as defined below) (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum October 16, 2014 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities.  “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers, in the case of the Preliminary Offering Memorandum prior to the Applicable Time, in connection with their solicitation of purchases of, or offering of, the Securities. The Company will prepare a final term sheet reflecting the final terms of the Securities, in the form set forth in Schedule B hereto (the “Final Term Sheet”), and will deliver such Final Term Sheet to the Initial Purchasers prior to the Applicable Time in connection with their solicitation of purchases of, or offering of, the Securities. The Company agrees that, unless it obtains the prior written consent of the Representative, it will not make any offer relating to the Securities by any written materials other than the Offering Memorandum and the Issuer Written Information. “Issuer Written Information” means (i) any writing intended for general distribution to investors as evidenced by its being specified in Schedule C hereto, including the Final Term Sheet, and (ii) any “road show” that is a “written communication” within the meaning of the 1933 Act.  “General Disclosure Package” means the Preliminary Offering Memorandum and any Issuer Written Information specified on Schedule C hereto and issued at or prior to 7:00 A.M., New York City time, on October 17, 2014 or such other time as agreed by the Company and Merrill Lynch (such date and time, the “Applicable Time”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Offering Memorandum.

SECTION 1.                            Representations and Warranties.

(a)                                 Representations and Warranties by the Company.  The Company represents and warrants to each Initial Purchaser as of the date hereof and the Applicable Time, and agrees with each Initial Purchaser, as follows:

(i)                                     General Disclosure Package; Rule 144A Eligibility.  The Company hereby confirms that it has authorized the use of the General Disclosure Package, including the Preliminary Offering Memorandum and the Final Term Sheet, and the Final Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers.  The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(ii)                                  No Registration Required; No General Solicitation.  Subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement, the General Disclosure Package and the Final Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).  None of the Company, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act Regulations (each, an “Affiliate”)) or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act Regulations.

(iii)                               Accurate Disclosure.  As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Written Information, when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Final Offering Memorandum, as of its date, at the Closing Time or at any Date of Delivery, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The documents incorporated or deemed to be incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, when such documents incorporated by reference were filed with the Commission, when read together with the other information in the General Disclosure Package or the Final Offering Memorandum, as the case may be, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the General Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use therein.  For purposes of this Agreement, the only information so furnished shall be the information in (i) the last paragraph on the front cover page (i.e., the names of the Initial Purchasers), (ii) the table between the first and second paragraphs under the heading “Plan of Distribution,” (iii) the first paragraph under the heading “Plan of Distribution—Commissions and Discounts,” (iv) the first paragraph under the heading “Plan of Distribution—Price Stabilization, Short Positions,” and (v) the first sentence of the second paragraph and the first, second and fourth sentences of the third paragraph under the heading “Plan of Distribution—Capped Call Transaction” in the Offering Memorandum (collectively, the “Initial Purchaser Information”).

(iv)                              Incorporation of Documents by Reference.  The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(v)                                 Independent Accountants.  The accountants who certified the financial statements and supporting schedules incorporated by reference in the Offering Memorandum are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Accounting Oversight Board.

(vi)                              Financial Statements; Non-GAAP Financial Measures.  The financial statements included or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum, together with the related schedules and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as disclosed therein.  The supporting schedules, if any, present fairly, in all material respects and in accordance with GAAP, the information required to be stated therein.  The selected financial data and the summary financial information included in the Offering Memorandum present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.  Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Offering Memorandum under the 1933 Act or the 1933 Act Regulations.  All disclosures contained in the General Disclosure Package or the Final Offering Memorandum, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii)                           No Material Adverse Change in Business.  Except as otherwise stated therein, since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C)  there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(viii)                        Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(ix)                              Good Standing of Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed in the General Disclosure Package and the Final Offering Memorandum, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and validly issued and, if such Subsidiary is a domestic corporation, are fully paid and non-assessable, and all such shares of capital stock or other equity interests of each Subsidiary are owned by the Company, directly or through subsidiaries, except for JobKorea Ltd.  None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.  The only Subsidiaries of the Company are the subsidiaries listed in Schedule D hereto.

(x)                                 Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the General Disclosure Package and the Final Offering Memorandum under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the General Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the General Disclosure Package and the Final Offering Memorandum).

(xi)                              Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(xii)                           Authorization of Capped Call Confirmations.  The Base Capped Call Confirmation has been duly authorized, executed and delivered by the Company and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, and any Additional Capped Call Confirmation will, on or prior to the date such Additional Capped Call Confirmation is entered into, be duly authorized, executed and delivered by the Company and will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except in each case as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiii)                        Authorization of the Indenture.  The Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency

(including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiv)                       Authorization of the Securities and the Maximum Number of Underlying Shares.  The Securities have been duly authorized and, the Initial Securities at the Closing Time and the Option Securities at any Date of Delivery, as the case may be, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.  The maximum number of shares of Common Stock initially issuable upon conversion of the Securities (including the maximum number of shares of Common Stock that may be issued upon conversion of the Securities in connection with a Make-Whole Fundamental Change (as such term is defined in the Indenture), and assuming the Company has the election to choose a settlement method under the Indenture and elects to issue and deliver solely shares of Common Stock in respect of all such conversions) (the “Maximum Number of Underlying Shares”), in an amount up to the “conversion share cap” (as defined in the Offering Memorandum), have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such Maximum Number of Underlying Shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; and the issuance of such Maximum Number of Underlying Shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

(xv)                          Description of the Securities, the Common Stock and the Indenture.  The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Offering Memorandum.  The Common Stock conforms to all statements relating thereto contained or incorporated by reference in the General Disclosure Package and the Final Offering Memorandum and such description conforms to the rights set forth in the instruments defining the same.

(xvi)                       Registration Rights.  There are no persons with registration rights or other similar rights to have any securities registered for sale or sold by the Company under the 1933 Act.

(xvii)                    Absence of Violations, Defaults and Conflicts.  The Company is not in violation of its charter or by-laws. None of the Subsidiaries is in violation of its charter, by-laws or similar organizational document, except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is (A) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (B) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the Capped Call Confirmations, the Indenture and the Securities and the consummation of the transactions contemplated herein and therein (including, without limitation, the issuance and delivery of the Securities and the Maximum Number of Underlying Shares issuable upon conversion of the Securities) and in the General Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(xviii)                 Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xix)                       Absence of Proceedings.  Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Capped Call Confirmations, the Indenture and the Securities or the performance by the Company of its obligations hereunder or thereunder (including, without limitation, the issuance and delivery of the Securities and the Maximum Number of Underlying Shares issuable upon conversion of the Securities).

(xx)                          Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations under this Agreement, the Capped Call Confirmations, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or the Capped Call Confirmations or for the due execution, delivery and performance of the Capped Call Confirmations, the Indenture and the Securities (including, without limitation, the issuance and delivery of the Securities and the Maximum Number of Underlying Shares issuable upon conversion of the Securities), except such as have been already obtained or such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Initial Purchasers.

(xxi)                       Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xxii)                    Title to Property.  The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other material properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the General Disclosure Package and the Final Offering Memorandum or (B) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, taken as a whole; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the General Disclosure Package and the Final Offering Memorandum, are in full force and effect, with such exceptions as do not materially interfere with the use made or proposed to be made of such properties by the Company and its Subsidiaries, taken as a whole.

(xxiii)                 Possession of Intellectual Property.  The Company and its Subsidiaries own, possess or can promptly acquire on commercially reasonable terms sufficient rights to use all patents, patent rights, licenses, software, domain names, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and all other intellectual property (including all registrations and applications for registration in respect of any of the foregoing) (collectively, “Intellectual Property”) necessary to carry on the business now operated by them except where the failure to possess sufficient rights to such Intellectual Property would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  For the avoidance of doubt, the foregoing is not intended to constitute a representation or warranty regarding infringement, misappropriation or violation of or conflict with any Intellectual Property of any third party, which is addressed solely in the following sentence. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries has received in the last six (6) years any notice alleging that the Company or any of its Subsidiaries has engaged in any infringement, misappropriation or violation of or conflict with rights of others with respect to any Intellectual Property, (B) to the knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating, violating or in conflict with rights of others with respect to any Intellectual Property, (C) to the knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable, and (D) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim (1) alleging that the Company or any of its Subsidiaries has engaged in any infringement, misappropriation or violation of or conflict with any Intellectual Property of any third party, (2) challenging the validity, scope, enforceability or ownership of any Intellectual Property purported to be owned by the Company or its Subsidiaries, or (3) challenging the Company’s or its Subsidiaries’ rights in any licensed Intellectual Property.

(xxiv)                Environmental Laws.  Except as described in the General Disclosure Package and the Final Offering Memorandum or would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxv)                   Accounting Controls and Disclosure Controls.  The Company and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the General Disclosure Package and the Final Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the General Disclosure Package and the Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding disclosure.

(xxvi)                Compliance with the Sarbanes-Oxley Act.  There is no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxvii)             Payment of Taxes.  All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed (or the Company has requested and received an extension thereon) and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

(xxviii)          Insurance.  The Company and its Subsidiaries carry or are entitled to the benefits of insurance in such amounts and covering such risks as the Company believes is prudent and customary for companies engaged in the same or similar business, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

(xxix)                Investment Company Act.  The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the transactions contemplated by the Capped Call Confirmations and the application of the net proceeds therefrom as described in the General Disclosure Package and the Final Offering Memorandum will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxx)                   Absence of Manipulation.  Neither the Company nor, to the knowledge of the Company, any Affiliate of the Company has taken, and the Company will not, and will use its reasonable efforts to ensure that its Affiliates will not, take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or to result in a violation of Regulation M under the 1934 Act. For the avoidance of doubt, any repurchase of the Company’s common stock pursuant to a publicly announced share repurchase plan shall not violate the foregoing provision.

(xxxi)                Foreign Corrupt Practices Act.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxii)             Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxiii)          OFAC.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or representative of the Company or any of its Subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxiv)         Lending Relationship.  Except as disclosed in the General Disclosure Package and the Final Offering Memorandum, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Initial Purchaser and (ii) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any Affiliate of any Initial Purchaser.

(xxxv)            No Ratings.  The Company has no debt securities or preferred stock that is rated by any “nationally recognized statistical rating agency” (as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act).

(b)                                 Officer’s Certificates.  Any certificate signed by any officer of the Company delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

SECTION 2.                            Sale and Delivery to Initial Purchasers; Closing.

(a)                                 Initial Securities.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule A, the aggregate principal amount of Initial Securities set forth in Schedule A, plus any additional principal amount of Initial Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, subject to such adjustments as Merrill Lynch in its discretion shall make to ensure that any sales or purchases are in authorized denominations.

(b)                                 Option Securities.  In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers to purchase, severally and not jointly, the Option Securities, at the price set forth in Schedule A.  The option hereby granted must be exercised within 13 days from, and including, the Closing Date and may be exercised in whole or in part from time to time only for the purpose of covering overallotments made in connection with the offering and distribution of the Initial Securities upon notice by the Representative to the Company setting forth the amount of Option Securities as to which the several Initial Purchasers are then exercising the option and the time and date of payment and delivery for such Option Securities.  Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representative, but shall not be later than 13 days from, and including, the Closing Date, nor later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time.  Furthermore, any Date of Delivery must be no earlier than the third business day after each date on which the option is exercised by the Initial Purchasers, provided that the foregoing limitation is only applicable if such option is exercised after the Closing Date. If the option is exercised as to all or any portion of the Option Securities, each of the Initial Purchasers, acting severally and not jointly, will purchase that proportion of the total principal amount of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Initial Securities, subject in each case to such adjustments as Merrill Lynch in its discretion shall make to ensure that any sales or purchases are in authorized denominations.

(c)                                  Payment.  Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such date of payment and delivery being herein called the “Closing Date” and such time and date of payment and delivery being herein called the “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchasers, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative and the Company, on each Date of Delivery as specified in the notice from Merrill Lynch to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representative for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them.  It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for the Initial Securities and the Option Securities, if any, which it has agreed to purchase.  Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Initial Purchaser whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

SECTION 3.                            Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(a)                                 Delivery of Offering Memorandum.  The Company has delivered to each Initial Purchaser, without charge, as many copies of the Preliminary Offering Memorandum (as amended or supplemented) thereto and documents incorporated by reference therein as such Initial Purchaser reasonably requested, and the Company hereby consents to the use of such copies.  The Company will furnish to each Initial Purchaser, without charge, such number of copies of the Final Offering Memorandum thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b)                                 Notice and Effect of Material Events.   If at any time prior to the completion of resales of the Securities by the Initial Purchasers, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Initial Purchasers or for the Company, to amend or supplement the General Disclosure Package or the Final Offering Memorandum in order that the General Disclosure Package or the Final Offering Memorandum, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, (A) the Company or the Representative, as applicable, will promptly give the Representative or the Company, as applicable, notice of such event and (B) the Company will promptly prepare any amendment or supplement as may be necessary to correct such statement or omission and, a reasonable amount of time prior to any proposed use or distribution, furnish the Representative with copies of any such amendment or supplement; provided that the Company shall not use or distribute any such amendment or supplement to which the Representative or counsel for the Initial Purchasers shall reasonably object.  The Company will furnish to the Initial Purchasers such number of copies of such amendment or supplement as the Initial Purchasers may reasonably request.

(c)                                  Reporting Requirements.  Until the completion of resales of the Securities by the Initial Purchasers, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.  The Company has given the Representative notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representative or counsel for the Initial Purchasers shall reasonably object.

(d)                                 Blue Sky Qualifications.  The Company will use its commercially reasonable efforts, in cooperation with the Initial Purchasers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)                                  Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the General Disclosure Package and the Final Offering Memorandum under “Use of Proceeds.”

(f)                                   DTCC.  The Company will cooperate with the Initial Purchasers and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of The Depository Trust & Clearing Corporation (“DTCC”).

(g)                                  Listing.  The Company will use its commercially reasonable efforts to effect and maintain the listing of a number of shares of Common Stock equal to the Maximum Number of Underlying Shares on the New York Stock Exchange.

(h)                                 Restriction on Sale of Securities.  During a period of 90 days from the date of the Final Offering Memorandum (the “Lock-Up Period”), the Company will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Securities to be sold hereunder and any shares of Common Stock issued upon conversion of the Securities. For the avoidance of doubt, nothing in this paragraph shall prevent the entry into and performance under or termination of the Capped Call Confirmations by the Company or the Counterparty, or the issuance of Common Stock or options, rights or warrants to purchase Common Stock by the Company in connection with an acquisition, merger or other business combination in an aggregate amount not to exceed the amount of Common Stock equal to 10% of the Common Stock issued and outstanding as of the date hereof; provided, however, that any recipient of shares of Common Stock or options, rights or warrants to purchase Common Stock from the Company in connection with an acquisition, merger or other business combination shall provide to the Representative a signed lock-up agreement for the balance of the Lock-Up Period.

(i)                                     Reservation.  The Company will reserve and keep available at all times, free of preemptive rights, a number of shares of Common Stock equal to the Maximum Number of Underlying Shares.

(j)                                    No Repurchases.  The Company will not repurchase any shares of Common Stock, or otherwise cause the number of shares of Common Stock outstanding to decrease, at any time from, and including, the date of this Agreement to, and including, the Closing Date.

SECTION 4.                            Payment of Expenses.

(a)                                 Expenses.  The Company will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) preparation, issuance and delivery of the Securities to the Initial Purchasers and the Maximum Number of Underlying Shares issuable upon conversion thereof and any charges of DTCC in connection therewith, (ii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iii) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including the reasonable and documented fees and disbursements of counsel for the Initial Purchasers, in an amount not to exceed $10,000, and all filing fees in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (iv) the preparation, printing and delivery to the Initial Purchasers of copies of each Preliminary Offering Memorandum, any Issuer Written Information, the Final Term Sheet and the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchasers to investors, (v) all fees and expenses of the Trustee and any expenses of any transfer agent or registrar for the Securities or the Maximum Number of Underlying Shares issuable upon conversion of the Securities, (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, (vii) the fees and expenses incurred in connection with the listing of the Maximum Number of Underlying Shares issuable upon conversion of the Securities on the New York Stock Exchange and (viii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Initial Purchasers caused by a breach of the representation contained in the first sentence of Section 1(a)(iii). It is understood, however, that except as provided in Section 4 and Sections 7, 8 and 10 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel and transfer taxes on resale of any of the Securities by them.

(b)                                 Termination of Agreement.  If this Agreement is terminated by the Representative in accordance with the provisions of Section 5, Section 10(a)(i) or (iii) or Section 11 hereof, the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Initial Purchasers.

SECTION 5.                            Conditions of Initial Purchasers’ Obligations.  The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)                                 Opinion of Counsel for Company.  At the Closing Time, the Representative shall have received the opinion, dated the Closing Time, of Dechert LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(b)                                 Opinion of Counsel for Initial Purchasers.  At the Closing Time, the Representative shall have received the favorable opinion, dated the Closing Time, of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance satisfactory to the Representative.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representative.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its subsidiaries and certificates of public officials.

(c)                                  Officers’ Certificate.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any Material Adverse Effect, and the Representative shall have received a certificate of the Chief Executive Officer, the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(d)                                 Accountant’s Comfort Letter.  At the time of the execution of this Agreement, the Representative shall have received from BDO USA, LLP a letter, dated such date, in form and substance reasonably satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e)                                  Bring-down Comfort Letter.  At the Closing Time, the Representative shall have received from BDO USA, LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(f)                             Approval of Listing.  At or prior to the Closing Time, a number of shares of Common Stock equal to the Maximum Number of Underlying Shares shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

(g)                            Lock-up Agreements.  At the date of this Agreement, the Representative shall have received an agreement substantially in the form of Exhibit A hereto signed by the persons listed on Schedule E hereto.

(h)                                 Conditions to Purchase of Option Securities.  In the event that the Initial Purchasers exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company and any of its Subsidiaries hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative shall have received:

(i)                                     Officers’ Certificate.  A certificate, dated such Date of Delivery, of the Chief Executive Officer, President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

(ii)                                  Opinion of Counsel for Company.  If requested by the Representative, the opinion of Dechert LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.

(iii)                               Opinion of Counsel for Initial Purchasers.  If requested by the Representative, the favorable opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iv)                              Bring-down Comfort Letter.  If requested by the Representative, a letter from BDO USA, LLP, in form and substance reasonably satisfactory to the Representative and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representative pursuant to Section 5(d) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

(i)                                     Additional Documents.  At the Closing Time and at each Date of Delivery (if any), counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(j)                                    Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Initial Purchasers to purchase the relevant Option Securities, may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 6.                            Subsequent Offers and Resales of the Securities.

(a)         Offer and Sale Procedures.  Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)                                     Offers and Sales.  Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum.  Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.  The Company has not entered into any contractual arrangement, other than this Agreement, with respect to the distribution of the Securities or any Common Stock issuable upon conversion of the Securities, and the Company will not enter into any such arrangement except as contemplated hereby.

(ii)                                  No General Solicitation.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act Regulations) will be used in the United States in connection with the offering or sale of the Securities.

(iii)                               Legends.  Each of the Securities will bear, to the extent applicable, the legend contained in “Notice to Investors” in the General Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(iv)                              Minimum Principal Amount.  No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount.  If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

(b)         Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(i)                                     Integration.  The Company agrees that it will not, and will use its reasonable efforts to ensure that its Affiliates do not, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act Regulations, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.

(ii)                                  Rule 144A Information.  The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A, while any of the offered Securities remain “restricted securities” (as such term is defined under Rule 144(a)(3)), it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii)                               Restriction on Repurchases.  The Company will not, and will use its reasonable efforts to ensure that its Affiliates do not, repurchase and resell any offered Securities or shares of Common Stock issuable upon conversion thereof which are “restricted securities” (as such term is defined under Rule 144(a)(3)), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)                                  Representations, Warranties and Agreements of the Initial Purchasers.  Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” as defined in Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”) and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act Regulations. Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act.  Each Initial Purchaser severally represents and agrees that it has not offered or sold, and will not offer or sell, any offered Securities constituting part of its allotment within the United States except in accordance with Rule 144A or another applicable exemption from the registration requirements of the 1933 Act.  Accordingly, neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States.  Each Initial Purchaser will take reasonable steps to inform, and cause each of its Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or Affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S or

(3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

SECTION 7.                            Indemnification.

(a)                                 Indemnification of Initial Purchasers.  The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)                                     against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Offering Memorandum, the Final Offering Memorandum, the information contained in the Final Term Sheet, any Issuer Written Information, any “road show” (as defined in Rule 433 under the 1933 Act) not constituting Issuer Written Information or any other information used by or on behalf of the Company in connection with the offer or sale of the Securities (or any amendment or supplement to the foregoing) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)                                  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company;

(iii)                               against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(b)                                 Indemnification of Company, Directors and Officers.  Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Preliminary Offering Memorandum, the Final Offering Memorandum or the information contained in the Final Term Sheet (or any amendment or supplement to the foregoing) in reliance upon and in conformity with the Initial Purchaser Information.

(c)                                  Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel (including one local counsel for all indemnified parties taken as a whole in each jurisdiction reasonably required) to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)                                 Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8.                            Contribution.  If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Initial Purchasers, on the other hand, bear to the aggregate initial offering price of the Securities as set forth on the cover of the Final Offering Memorandum.

The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to the public were offered to the public exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the aggregate principal amount of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9.                            Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of (x) any Initial Purchaser or its Affiliates or selling agents, (y) any person controlling any Initial Purchaser, its officers or directors or (z) any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10.                     Termination of Agreement.

(a)                                 Termination.  The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representative, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Final Offering Memorandum, any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (vi) if a banking moratorium has been declared by either United States federal or New York authorities.

(b)                                 Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 14, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11.                     Default by One or More of the Initial Purchasers.  If one or more of the Initial Purchasers shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth. If during such 24-hour period, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 24 hours within which to procure other persons reasonably satisfactory to the non-defaulting Initial Purchasers to purchase the Defaulted Securities on the terms herein set forth. If, however, neither the Representative nor the Company is able to make arrangements for the purchase of all of the Defaulted Securities within such 48-hour period, then:

(i)                                     if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(ii)                                  if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Initial Purchasers to purchase, and the Company to sell, the Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Initial Purchasers to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Representative (or any non-defaulting Initial Purchaser if the Representative is in default) or (ii) the Company shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the General Disclosure Package or the Final Offering Memorandum or in any other documents or arrangements.  As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11.

SECTION 12.                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Initial Purchasers shall be directed to Merrill Lynch at One Bryant Park, New York, New York 10036, attention of Syndicate Department (facsimile: (646) 855-3073), with a copy to ECM Legal (facsimile: (212) 230-8730); notices to the Company shall be directed to it at 622 Third Avenue, 39th Floor, New York, New York 10017, attention of General Counsel, with a copy to Martin Nussbaum, c/o Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036.

SECTION 13.                     No Advisory or Fiduciary Relationship.  The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its Subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or any of its Subsidiaries on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14.                     Parties.  This Agreement shall each inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.                     Trial by Jury.  The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and Affiliates) and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 16.                     GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 17.                     Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 18.                     TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.                     Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile transmission or by email of a .pdf attachment), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission or email of a .pdf attachment shall constitute valid and sufficient delivery thereof.

SECTION 20.                     Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

MONSTER WORLDWIDE, INC.

By	/s/ James M. Langrock
Name: James M. Langrock
Title: Executive Vice President, Chief Financial Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By	/s/ Stewart Barry
Authorized Signatory

For itself and as Representative of the other Initial Purchasers named in Schedule A hereto.

[Signature Page to Purchase Agreement]

SCHEDULE A

The initial offering price of the Securities shall be 100.00% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

The purchase price to be paid by the Initial Purchasers for the Securities shall be 97.00% of the principal amount thereof.

The interest rate on the Securities shall be 3.50% per annum.

Other terms of the Securities will be as set forth under the section “Description of Notes” in the Preliminary Offering Memorandum, as supplemented by the Final Term Sheet.

Name of Initial Purchaser	Principal Amount of Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$90,625,000
KeyBanc Capital Markets Inc.	18,750,000
Capital One Securities, Inc.	6,250,000
Regions Securities LLC	6,250,000
Santander Investment Securities Inc.	3,125,000

Total	$125,000,000

Sch A-1

SCHEDULE B

PRICING TERM SHEET	Strictly Confidential

Dated October 16, 2014

Monster Worldwide, Inc.

$125,000,000
3.50% Convertible Senior Notes due 2019

The information in this pricing term sheet (this “Pricing Term Sheet”) supplements Monster Worldwide, Inc.’s preliminary offering memorandum, dated October 15, 2014 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum only to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.  All references to dollar amounts are references to U.S. dollars.

Issuer:	Monster Worldwide, Inc., a Delaware corporation.

Ticker / Exchange for Common Stock:	MWW / The New York Stock Exchange (“NYSE”).

Title of Securities:	3.50% Convertible Senior Notes due 2019 (the “Notes”).

Aggregate Principal Amount Offered:	$125,000,000 aggregate principal amount of Notes.

Initial Purchasers’ Option to Purchase Additional Notes:	$18,750,000 aggregate principal amount of Notes.

Trade Date:	October 16, 2014.

Settlement Date:	October 22, 2014.

Issue Price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from the Settlement Date.

Maturity:	The Notes will mature on October 15, 2019, unless earlier repurchased or converted.

Interest Rate:	3.50% per year.

Interest Payment Dates:

Interest will accrue from the Settlement Date and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2015, to holders of record as of the immediately preceding April 1 or October 1, as the case may be.

NYSE Last Reported Sale Price on October 16, 2014:	$4.02 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 32.5% above the NYSE Last Reported Sale Price on

Sch B - 1

October 16, 2014.

Initial Conversion Price:	Approximately $5.33 per share of the Issuer’s common stock.

Initial Conversion Rate:	187.7405 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

NYSE Limitation on Shares Deliverable upon Conversion Prior to Stockholder Approval:

Unless and until the Issuer obtains stockholder approval to issue more than 19.99% of the Issuer’s common stock outstanding as of the Trade Date upon conversion of any Notes in accordance with the listing standards of the NYSE, the number of shares of the Issuer’s common stock holders of the Notes receive upon conversion of each $1,000 principal amount of Notes shall not exceed the conversion share cap (as such term is defined in the Preliminary Offering Memorandum). As of the date of this Pricing Term Sheet, the conversion share cap per $1,000 principal amount of Notes converted shall be equal to 123.3613 shares of the Issuer’s common stock. If, as of the last possible closing date for the issuance of Notes in connection with the exercise of the initial purchasers’ option to purchase additional Notes, the initial purchasers’ option has not been exercised, the conversion share cap per $1,000 principal amount of Notes converted shall be equal to 141.8655 shares of the Issuer’s common stock.

As a result, if the Issuer does not receive such stockholder approval and assuming the Issuer elects a specified dollar amount (as defined in the Preliminary Offering Memorandum) per $1,000 principal amount of Notes of $1,000 in respect of all conversions of Notes, holders of the Notes will not participate in any appreciation of the price of the Issuer’s common stock above approximately $21.79 per share assuming the initial purchasers of the Notes do not exercise their option to purchase additional Notes (or approximately $15.53 per share assuming the initial purchasers of the Notes exercise their option to purchase additional Notes in full), in each case, based on a conversion rate of 187.7405, subject to adjustment in an inversely proportional manner to the conversion share cap as described in the Preliminary Offering Memorandum.

To the extent the conversion share cap results in the Issuer delivering fewer shares of the Issuer’s common stock upon any conversion of Notes than the Issuer would have been required to deliver but for the conversion share cap, the Issuer will not be required to pay any cash or deliver any other consideration in respect of such shortfall.

Sch B - 2

Use of Proceeds:

The Issuer estimates that the net proceeds from the Notes offering will be approximately $120.7 million (or approximately $138.8 million if the initial purchasers of the Notes exercise their option to purchase additional Notes in full), after deducting the fees and estimated expenses.

Concurrently with the pricing of the Notes, the Issuer entered into a capped call transaction with Bank of America, N.A. (“BofA”), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an initial purchaser in the Notes offering. The Issuer intends to use approximately $14.4 million of the net proceeds from the Notes offering to pay the cost of the capped call transaction. The Issuer intends to use the remainder of the net proceeds from the Notes offering to repay in full the term loan under the Issuer’s Existing Credit Agreement (as defined in the Preliminary Offering Memorandum) and to repay a portion of the revolving debt under the Issuer’s Existing Credit Agreement (with no corresponding reduction of the Issuer’s existing revolving credit facility). See “Use of Proceeds” in the Preliminary Offering Memorandum.

If the initial purchasers of the Notes exercise their option to purchase additional Notes, the Issuer expects to use a portion of the net proceeds from the sale of the additional Notes to enter into an additional capped call transaction with BofA. The Issuer intends to use the remainder of such net proceeds for general corporate purposes.

Sole Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Senior Co-Manager:	KeyBanc Capital Markets Inc.

Co-Managers:	Capital One Securities, Inc. Regions Securities LLC Santander Investment Securities Inc.

CUSIP Number:	611742AA5

ISIN:	US611742AA54

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change:

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Notes for a holder that converts its Notes in connection with a make-whole fundamental change (as defined in the Preliminary Offering Memorandum) for each stock price and effective date set forth below:

	Stock Price
Effective Date	$4.02	$4.25	$4.50	$5.00	$5.33	$5.50	$6.00	$7.00	$8.00	$10.00	$15.00	$20.00	$30.00	$40.00
October 22, 2014	61.0155	54.1917	48.0305	38.6526	34.0434	32.0380	27.2431	20.9382	17.0548	12.5740	7.4627	5.0084	2.5776	1.3897
October 15, 2015	61.0155	52.5592	45.8270	35.7387	30.8854	28.8069	23.9414	17.8463	14.3156	10.4810	6.2450	4.2107	2.1862	1.1944
October 15, 2016	61.0155	50.8620	43.3672	32.3185	27.1447	24.9715	20.0285	14.2470	11.1904	8.1542	4.8884	3.3127	1.7344	0.9560
October 15, 2017	61.0155	48.9446	40.4011	28.0229	22.4285	20.1464	15.1813	9.9958	7.6520	5.6035	3.3936	2.3096	1.2189	0.6716
October 15, 2018	61.0155	46.2566	36.1321	21.7380	15.6301	13.2844	8.6587	4.9496	3.8113	2.8814	1.7626	1.2027	0.6375	0.3502
October 15, 2019	61.0155	47.5533	34.4815	12.2593	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Sch B - 3

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•    if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•    if the stock price is greater than $40.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•    if the stock price is less than $4.02 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 248.7560 shares of the Issuer’s common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

Capped Call Transaction:

Concurrently with the pricing of the Notes, the Issuer entered into a capped call transaction with BofA. The capped call transaction is expected generally to reduce potential dilution to the Issuer’s common stock and/or offset any cash payments the Issuer will be required to make in excess of the principal amount, in each case, of any converted Notes, with such reduction and/or offset subject to a cap. If the initial purchasers of the Notes exercise their option to purchase additional Notes, the Issuer intends to enter into an additional capped call transaction with BofA.

In connection with establishing its initial hedge of the capped call transaction, BofA and/or its affiliates expect to enter into various derivative transactions with respect to the Issuer’s common stock and/or purchase shares of the Issuer’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Issuer’s common stock or the Notes at that time.

In addition, BofA and/or its affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Issuer’s common stock and/or purchasing or selling the Issuer’s common stock or other securities of the Issuer’s, including the Notes, in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Issuer’s common stock or the Notes, which could affect the ability of the holders of the Notes to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, could affect amount and value of the consideration that holders of the Notes will receive upon conversion of the Notes. See “Description of the Capped Call Transaction” in the Preliminary Offering Memorandum.

Sch B - 4

This communication is intended for the sole use of the person to whom it is provided by the sender.  This material is confidential, is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such solicitation or sale would be unlawful prior to registration or qualification of the Notes under the laws of any such state.

Neither the Notes nor any shares of the Issuer’s common stock issuable upon conversion of the Notes have been, or will be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and neither may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The Notes and any shares of the Issuer’s common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Sch B - 5

SCHEDULE C

Issuer Written Information

Final Term Sheet in the form set forth on Schedule B

Sch C - 1

SCHEDULE D

Subsidiaries

Affinity Labs, LLC

FastWeb, LLC

FinAid Page, L.L.C.

Gozaik LLC

KJB Holding Corp.

Military Advantage, Inc.

Monster Asia Pacific Holding Corp.

Monster CZ Holdings, LLC

Monster Emerging Markets, LLC

Monster Government Solutions, LLC

Monster International Holding Corp.

Monster Labs, LLC

Monster Worldwide South Carolina, Inc.

Monster Worldwide Technologies, LLC

MonsterTrak Corporation

OCC.com Inc.

PWP, LLC

Radiker, Inc. d/b/a TalentFusion

TalentBin, Inc.

Tickle Inc.

TMAT Inc.

Trovix Inc.

Monster Worldwide Austria GmbH

Sch D - 1

Monster Belgium NV

Monster Worldwide Canada Inc.

Monster Worldwide Holdings Canada Inc.

Monster Technologies Prague s.r.o.

Monster Worldwide C.Z. s.r.o.

Monster Executive Services Limited

Monster Worldwide Holdings Limited

Monster Worldwide Limited

Monster Worldwide SAS

Monster Worldwide Deutschland GmbH

Monster Worldwide Deutschland Holdings GmbH

Monster.com Asia Ltd.

Monster.com Asia Pacific Ltd.

Monster.com HK Ltd.

Monster.com India Pvt. Ltd.

Monster Worldwide Holdings (Ireland) Ltd.

Monster Worldwide Ireland Limited

Monster Italia Srl

TMP Worldwide Italia SpA

Monster Luxembourg SA

Monster Malaysia Sdn Bhd.

Monster Technologies Malaysia Sdn Bhd.

Monster Worldwide Netherlands B.V.

Monster Worldwide Netherlands Holding B.V.

Monster Worldwide Norway AS

Monster Recruitment Limited Liability Company

Sch D - 2

Monster.com SG Pte. Ltd.

JobKorea Ltd.

Monster Worldwide, SL

Monster Worldwide Scandinavia AB

Monster Services & Consulting GmbH

Monster Worldwide Switzerland AG

Sch D - 3

SCHEDULE E

List of Persons and Entities Subject to Lock-up

Salvatore Iannuzzi

James M. Langrock

Lise Poulos

Mark Stoever

Michael B. McGuinness

John Gaulding

Edmund P. Giambastiani, Jr.

Jeffrey F. Rayport

Roberto Tunioli

Timothy T. Yates

Sch E - 1

Exhibit A

FORM OF LOCK-UP TO BE DELIVERED PURSUANT TO SECTION 5(g)

October 16, 2014

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park
New York, New York  10036

as Representative of the several

Initial Purchasers to be named in the

within-mentioned Purchase Agreement

Re:                             Proposed Public Offering by Monster Worldwide, Inc.

Dear Sirs:

The undersigned, a stockholder and an officer and/or director of Monster Worldwide, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the offering (the “Offering”) of $125,000,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Notes due 2019 (the “Securities”).  In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each initial purchaser to be named in the Purchase Agreement that, during the period beginning on the date of the Purchase Agreement and ending on the date that is 90 days from the date of the Purchase Agreement (the “Lock-up Period”), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the Lock-up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission

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on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)                                     as a bona fide gift or gifts; or

(ii)                                  to an immediate family member or any trust for the direct or indirect benefit of the undersigned or one or more members of the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)                               as a distribution to limited partners or stockholders of the undersigned; or

(iv)                              to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)                                 to any corporation, partnership or limited liability company, all of the shareholders, partners or members of which consist of the undersigned and/or one or more members of the immediate family of the undersigned; or

(vi)                              by testate succession or intestate succession.

Notwithstanding the foregoing, the undersigned may transfer or sell shares of Common Stock to the Company for purposes of covering tax withholding obligations by the Company due upon the vesting of restricted stock and restricted stock units; provided that such shares of restricted stock and restricted stock units are not sold by the Company into the market in connection with such withholding.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Very truly yours,

Signature:

Print Name:

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